Exhibit 10.7

EXECUTION VERSION

TRANSACTION SERVICES AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of 6 July 2005 by and between Blitz F04-506 GmbH, a limited company organized under the laws of Germany, (the “Company”), Sirona Dental Services  GmbH & Co KG (“Sirona KG”), Sirona Dental Systems GmbH (“Sirona”) (Sirona BV and Sirona are together the “Borrowers”), MDP IV Offshore GP, LP, a Cayman Islands exempted limited partnership and Harry M. Jansen Kraemer, Jr. (each, an “Advisor” and together, the “Advisors”).

This Agreement records prior verbal agreements made (i) between the Company and the Advisors on 29 April 2005 and (ii) between each of the Borrowers and the Advisors on 30 April 2005, subject to the acquisition of a controlling interest in their shares directly or indirectly by the Company.

WHEREAS, the Advisors have rendered certain services (the “Financial Services”) to the Company and the Borrowers in connection with the negotiation of the loans contemplated by the Amended and Restated Senior Facilities Agreement and the Amended and Restated Mezzanine Facilities Agreement (collectively the “Finance Agreements”) in respect of which the Borrowers have agreed to pay a fee;

WHEREAS each of the Borrowers acceded to the Finance Agreements at or around the time that the Company completed the acquisition of Sirona Dental Systems Beteiligungs und Verwaltungs GmbH (“Sirona BV”), and indirectly acquired Sirona KG and Sirona (the “Acquisition”);

WHEREAS the Advisors have in addition provided certain other services (the “Transaction Advisory Services”) to the Company in connection with the Acquisition; and

WHEREAS the Financial Services and the Transaction Advisory Services were rendered through and until the completion of the Acquisition, and thereupon ceased.

WHEREAS it is anticipated that Sirona KG will as a result of certain transactions taking place before the date hereof merge with Sirona BV.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement have agreed as follows:

1.             Services.  The Advisors have performed Financial Services for the benefit of the Company and the Borrowers and the Transaction Advisory Services for the benefit of the Company, each as further described in Section 2 below.

2.             Fees and Expenses.

(a)           The Company and the Borrowers hereby agree to pay, in connection with the drawdown of the borrowings under the Finance Agreements, to the Advisors (or, at the request of an Advisor, to its designee(s)), (i) a fee for the Financial Services provided (“Finance Fee”), such fee to be allocated amongst them in proportion as their respective borrowings pursuant to the Finance Agreements, in aggregate equal to five million, five hundred thousand euro (€5,500,000), plus irrecoverable VAT in each case where it is applicable, and (ii) all reasonable out-of-pocket expenses and VAT on those expenses (collectively, the “Finance Expenses”) incurred by the Advisors and their Affiliates in rendering the Financial Services.

(b)           The Company hereby agrees to pay, in connection with the consummation of the Acquisition, to the Advisors (or, at the request of an Advisor, to its designee(s)), (i) a fee for Transaction Advisory Services provided in relation to the Acquisition (“Advisory Fee”) of an amount equal to four million, five hundred thousand euro (€4,500,000), plus VAT in each case where it is applicable, and (ii) all reasonable out-of-pocket expenses (including fees of certain consultants) and irrecoverable VAT on those expenses (collectively, the “Transaction Advisory Expenses”) incurred by the Advisors and their  Affiliates in rendering the Transaction Advisory Services.

(c)           The Financial Services and the Transaction Advisory Services are collectively referred to as the “Transaction Services”, The Finance Fee and the Transaction Advisory Fee are together the “Transaction Services Fees”.  The Finance Expenses and the Transaction Advisory Expenses are together the “Transaction Expenses”.

(d)           The Transaction Services Fees shall be paid by wire transfer in cash or other immediately available funds to the account(s) designated by the Advisors in the amounts shown next to each Advisor’s name on Annex I, together with the Transaction Expenses.

(e)           The Financial Services and the Transaction Advisory Services provided shall be evidenced by documentation recording details of their performance to be agreed upon between the Company, the Borrowers and the Advisors, such documentation to include by way of example: details of the date, time, location, type of service and officer of the Advisors performing the services.

(f)            The Financial Services include, without limitation, the following:

(i) advice in relation to financing alternatives for the Acquisition, including discussions and preliminary negotiations with various potential providers of senior and mezzanine debt; (ii) assistance in negotiating heads of terms with JP Morgan PLC and others as lead arrangers of senior and mezzanine debt; and (iii) assistance in negotiation of the Finance Agreements.

(g)           The Transaction Advisory Services include, without limitation, the following:

(i)                                     advice and assistance to the Company in identifying the Acquisition;

(ii)                                  support to the Company in negotiation of the purchase agreement and structuring and executing the Acquisition;

(iii)                               preparation of financial projections, models, and valuations;

(iv)                              due diligence with regard to the operations and strategy of Sirona BV and its subsidiaries;

(v)                                 assessment of the prospects for the business of Sirona BV and its subsidiaries and its development;

(vi)                              review of marketing plans and strategies for the business of Sirona BV and its subsidiaries and its development; and

(vii)                           assessment of the quality of the key executives in the Sirona BV group.

Legal and accounting services have not been provided by the Advisors.  The Transaction Services have been conducted in support of the members of management and boards of directors of the Company and the Borrowers and, for the avoidance of doubt, such services shall be considered provided by outside consultants, not managers, of the Company or the Borrowers.  Pursuant to this Agreement, the Advisors have not had any authority or power to commit the Company or the Borrowers to any contracts with third parties.

3.             Recharge of Fees.  The Advisors acknowledge that the Company and the Borrowers may recharge to their Affiliates such proportion of the Transaction Services Fees and Transaction Expenses as relates to the benefit (if any) received by such Affiliates from the relevant Transaction Services and the Advisors shall, if requested, provide the Company or the Borrowers with such evidence as they may reasonably request of the services provided for their Affiliates’ benefit.

4.             Liability.  Neither the Advisors nor any of their Affiliates, partners, members, employees or agents (collectively, the “Advisor Group”) shall be liable to any of the Company or the Borrowers or their Affiliates for any loss, liability, damage or expense (collectively, “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, except to the extent that such Losses arise out of, relate to, or result directly or indirectly from the gross negligence or willful misconduct of one or more members of the Advisor Group.  The Advisors make no representations or warranties, express or implied, in respect of the services provided by the Advisor Group.  Except as the Advisors may otherwise agree in writing after the date hereof: (a) each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (i) engage in the same or similar business activities or lines of business as the Company or the Borrowers or (ii) do business with any client or customer of the Company or the Borrowers; (b) no member of the Advisor Group shall be liable to the Company or the Borrowers for breach of any duty (contractual or otherwise) by reason of any such activities or of such member’s participation therein; and (c) in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Company or the Borrowers, on the one hand, and an Advisor, on the other hand, or any other Person, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or the Borrowers, and, notwithstanding any provision of this Agreement to the contrary, no member of the Advisor Group shall be liable to the Company or the Borrowers for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or the Borrowers. Subject to the above, no member of the Advisor Group shall be liable to any of the Company or the Borrowers for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined in Section 5 below) relating to the services which may be provided by the Advisors hereunder.

5.             Indemnity.  The Company and the Borrowers shall jointly and severally defend, indemnify and hold harmless each member of the Advisor Group from and against any and all Losses arising from any claim by any Person with respect, or in any way related, to this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any member of the Advisor Group, except to the extent that such Losses are finally adjudicated to arise out of, relate to, or result directly or indirectly from the gross negligence or willful misconduct of one or more members of the Advisor Group.  Subject to the above, the Company and the Borrowers shall jointly and severally defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against any of the Company and the Borrowers and any member of the Advisor Group or in which any member of the Advisor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by the Advisor Group.

6.             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not effect the validity, legality, or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality, or enforceability of any provision in any other jurisdiction.  Instead, this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

7.             Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m., local time in the jurisdiction of recipient on a Business Day, and otherwise on the next Business Day, or (c) two (2) Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to the parties hereto at the addresses set forth below.

To the Company:
Blitz F04-506 GmbH
c/o Baker & McKenzie LLP
Bethmanstraße 50-54
60311 Frankfurt am Main
Germany
Attention:   Simone Blank

To Sirona BV and Sirona KG:
Sirona Dental Systems Beteiligungs und Verwaltungs GmbH
Fabrikstraße 31
64625 Bensheim
Germany
Attention:   Simone Blank

To Sirona:
Sirona Dental Systems GmbH
Fabrikstraße 31
64625 Bensheim
Germany
Attention:   Simone Blank

To MDP:
MDP IV OFFSHORE GP, L.P.
Walkers SPV Limited
P.O. Box 908GT
Walker House, Mary Street
George Town, Grand Cayman
Cayman Islands
Attention:   Nicholas W. Alexos

To Harry M. Jansen Kraemer, Jr.:
936 Seneca Road
Wilmette, IL 60015
USA

Notices to MDP or Harry M. Jansen Kraemer, Jr. with a copy (which shall not constitute notice hereunder) to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago
Illinois 60601-6636
United States of America
Telephone:     +1 312 861 2000
Facsimile:      +1 312 861 2200
Attention:       Sanford E. Perl

8.             Certain Definitions.  For purposes of this Agreement:

(a)           “Acquisition” has the meaning set forth in the preamble;

(b)           “Advisory Fee” means has the meaning set forth in Section 2(b);

(c)           “Advisor” and “Advisors” have the meanings set forth in the preamble;

(d)           “Advisor Group” has the meaning set forth in Section 4;

(e)           “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise;

(f)            “Agreement” has the meaning set forth in the preamble;

(g)           “Acquisition” has the meaning set forth in the preamble;

(h)           “Borrower” has the meaning set forth in the preamble;

(i)            “Business Day” means any day from Monday to Friday (inclusive) other than public bank holidays during normal working hours in New York, New York, United States of America, London, England and Frankfurt, Germany;

(j)            “Claims” has the meaning set forth in Section 5;

(k)           “Company” has the meaning set forth in the preamble;

(l)            “Finance Agreements” has the meaning set forth in the preamble;

(m)          “Finance Expenses” has the meaning set forth in Section 2(a);

(n)           “Finance Fee” has the meaning set out in Section 2(a);

(o)           “Financial Services” has the meaning set forth in the preamble;

(p)           “LCIA” has the meaning set forth in Section 16;

(q)           “Loss” has the meaning set forth in Section 4;

(r)            “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(s)           “Rules” has the meaning set forth in Section 16;

(t)            “Sirona” has the meaning set forth in the preamble;

(u)           “Sirona BV” has the meaning set forth in the preamble;

(v)           “Sirona KG” has the meaning set forth in the preamble;

(w)          “Transaction Advisory Expenses” has the meaning set forth in Section 2(b);

(x)            “Transaction Advisory Services” has the meaning set forth in the preamble;

(y)           “Transaction Expenses” has the meaning set forth in Section 2(c);

(z)            “Transaction Services Fees” has the meaning set forth in Section 2(c);

(aa)         “Transaction Services” has the meaning set forth in Section 2(c); and

(bb)         “VAT” means any value added, sales, turnover, consumption or similar tax of any jurisdiction.

9.             Assignment.  No party may assign any obligations hereunder to any other entity without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that any Advisor may, without the consent of the Company or the Borrowers, assign any of its rights and obligations under this Agreement to any of its Affiliates or to any of its affiliated investment funds, whereupon, in each case, the assignor nevertheless shall remain liable for the performance of its obligations hereunder.

10.           Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment, or waiver has been approved in writing by such party.  No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

11.           Successors.  This Agreement and all the obligations and benefits hereunder shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of each of them.

12.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

13.           Remedies.  Any person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.

14.           Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto (which had previously been the subject of an oral agreement) with respect to the subject matter hereof and therefore supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.           Governing Law.  All issues concerning this Agreement shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to any choice of law or conflict of law provision or rule (whether of England and Wales or any other jurisdiction) that would cause the application of the law of any jurisdiction other than England and Wales.

16.           Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Rules (the “Rules”) of the LCIA International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause, except as expressly modified by this Section 16.

(a)                                  There shall be one (1) arbitrator.  The selection of the arbitrator shall be by agreement between the parties.  If, however, the parties are unable to agree on the selection of the arbitrator within thirty (30) days after the commencement of the arbitration, then the selection of the arbitrator shall be made by the LCIA.

(b)                                 The place of the arbitration shall be London, England.

(c)                                  The language of the arbitration shall be English.

(d)                                 The arbitrator shall have the authority to award all forms of relief determined to be just and equitable; provided that the arbitrator shall have no authority to award punitive or exemplary damages, or any other monetary damages not measured by the prevailing party’s actual damages.

(e)                                  Any arbitral award rendered pursuant to this provision shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

Before an arbitration pursuant to this provision has been convened, any party may seek from any court of competent jurisdiction interim or provisional relief.  Such interim or provisional relief may subsequently be vacated, continued or modified by the arbitrator on the application of any party.

17.           Business Days.  If any time period for giving notice or taking action hereunder expires on a day other than a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

18.           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BLITZ F04-506 GMBH

By:	/s/ SIMONE BLANK
Name: Simone Blank

By:	/s/ THEO HAAR
Name: Theo Haar

SIRONA DENTAL SERVICES GMBH & CO KG

By:	/s/ SIMONE BLANK
Name: Simone Blank

By:	/s/ THEO HAAR
Name: Theo Haar

SIRONA DENTAL SYSTEMS GMBH

By:	/s/ SIMONE BLANK
Name: Simone Blank

By:	/s/ THEO HAAR
Name: Theo Haar

MDP IV OFFSHORE GP, L.P.

By:	MDP Offshore Investors Limited
Its:	General Partner

	By:	/s/ TIMOTHY P. SULLIVAN
	Its	Managing Director

Harry M. Jansen Kraemer Jr.

/s/ HARRY M. JANSEN KRAEMER JR.

Annex I

	MDP IV Offshore GP, LP	Harry M. Jansen Kraemer, Jr.	Total
Finance Fee	5,500,000	nil	5,500,000
Advisory Fee	4,088,816	411,184	4,500,000

All figures are in Euros.